EXHIBIT 23.6

CONSENT OF DEGOLYER AND MACNAUGHTON

      We hereby consent to the incorporation by reference in this Form S-4 of Range Resources Corporation and in the related Prospectus (collectively, the “Registration Statement”) of the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2004 which uses the name DeGolyer and MacNaughton, refers to DeGolyer and MacNaughton under the heading “Item 2. Properties – Proved Reserves” in the Annual Report on Form 10-K of Range Resources Corporation for the year ended December 31, 2004. We also consent to the incorporation of information contained in our “Appraisal Report as of December 31, 2004, of Certain Interests owned by Range Resources Corporation,” provided, however, that we are necessarily unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants. We further consent to the use of our name in the “Reserve Engineers” section of the Registration Statement.

/s/ DeGolyer & MacNaughton
DEGOLYER and MACNAUGHTON

Dallas, Texas
March 20, 2005